UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 1, 2023

South Dakota Soybean Processors, LLC
(Exact name of registrant as specified in its charter)

South Dakota	000-50253	46-0462968
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
100 Caspian Avenue; PO Box 500 Volga, South Dakota		57071
(Address of principal executive offices)		(Zip Code)

(605) 627-9240
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensating Arrangements of Certain Officers.
On January 1, 2023, South Dakota Soybean Processors, LLC (the "Company") entered into a new employment agreement with its Chief Executive Officer, Thomas J. Kersting.
Mr. Kersting's agreement provides for an annual base salary of $400,000 for each of the five years ended December 31, 2023, 2024, 2025, 2026 and 2027. If Mr. Kersting is terminated without cause, he is entitled to receive: (i) his base salary for the greater of: (A) the remaining term of the agreement or (B) 52 weeks from the date of termination; (ii) any other amounts earned, accrued or owed to Mr. Kersting under the agreement but not yet paid; and (iii) any other benefits payable to Mr. Kersting under any benefit plan or program of the Company. Mr. Kersting is also subject to a non-competition provision under which he is prohibited from competing with the Company during the term of the agreement and for a period of two years following his termination for any reason.
In addition to his base salary, the agreement grants to Mr. Kersting the right to receive an annual profit sharing bonus equal to 0.7% of the Company's annual net income in excess of $2 million. He is also entitled to paid vacations and holidays, receipt and participation in insurance benefits and retirement plans provided to other Company employees, and reimbursement of reasonable travel and other related employment expenses.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits. The following exhibits are filed with this report:

10.1	Employment Agreement (Mr. Kersting) signed January 1, 2023.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTH DAKOTA SOYBEAN PROCESSORS, LLC

Dated: January 4, 2023	/s/ Mark Hyde
Mark Hyde, Chief Financial Officer